EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NB&T Financial Group, Inc. on Form S-8 of our report dated February 2, 2006 (except for Note 22 as to which the date is February 17, 2006) on our audits of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 which report and financial statements are contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

/s/ BKD, LLP

Cincinnati, Ohio

April 17, 2006